Exhibit 99.1

Contact:	Robert M. Gorman - (804) 523-7828
Executive Vice President / Chief Financial Officer

UNION FIRST MARKET BANKSHARES REPORTS FOURTH QUARTER

AND FULL YEAR RESULTS

Richmond, Va., January 23, 2013 - Union First Market Bankshares Corporation (the “Company”) (NASDAQ: UBSH) today reported net income of $9.4 million and earnings per share of $0.37 for its fourth quarter ended December 31, 2012. The quarterly results represent a decrease of $184,000, or 1.9%, in net income from the most recent quarter and an increase of $1.1 million, or 12.9%, from the same quarter ended December 31, 2011. Reported earnings per share of $0.37 for the current quarter were unchanged from the most recent quarter and increased $0.09, or 32.1%, from the prior year’s fourth quarter. Net income for the year ended December 31, 2012 was $35.4 million, an increase of $5.0 million, or 16.3%, from 2011 resulting in earnings per share of $1.37, an increase of $0.30, or 28.0%, from $1.07 for the year ended December 31, 2011. Earnings per share for the quarter and the year ended December 31, 2011 included preferred dividends and discount accretion on preferred stock of $1.1 million and $2.7 million, respectively.

“The fourth quarter and full year results demonstrate the continued success and resilience of our business strategy as Union remains committed to achieving top quartile financial performance nationally and providing our shareholders with above average returns on their investment,” said G. William Beale, Chief Executive Officer of Union First Market Bankshares. “Our disciplined approach to loan and deposit growth and related pricing, focus on increasing revenues through new product and service offerings, our ongoing pursuit to more efficiently deliver best in class service to our customers and to diligently manage expenses, as well as our steadfast focus on asset quality served us well in 2012 and effectively positions us to deliver sustainable top tier financial performance in the future.”

“During the quarter, our growth strategy continued to yield results as the company experienced loan growth for the fifth consecutive quarter, customer deposit levels grew at a strong pace and Union Mortgage continued to increase its contribution to the Company’s bottom line. In addition, asset quality trends remained positive during the quarter as nonperforming assets declined to their lowest levels in three years. As part of our ongoing efforts to improve the Company’s efficiency ratio we completed the implementation of several initiatives that will result in increased non-interest income and expense savings in 2013. Finally, during the quarter we increased the Company’s dividend for the third time in 2012 and repurchased 750,000 shares as part of our commitment to shareholder returns and effective capital management. All in all, it was another solid quarter and year for Union and one that we expect to build upon in the quarters ahead,” Beale concluded.

Select highlights:

•

The Company earned a Return on Average Equity (“ROE”) of 8.41% for the quarter ended December 31, 2012 compared to ROE of 8.70% and 7.49% for the prior quarter and the same quarter of the prior year. For the year ended December 31, 2012, ROE was 8.13% compared to 6.90% for the prior year.

•

The Company earned a Return on Average Assets (“ROA”) of 0.93% for the quarter ended December 31, 2012 compared to ROA of 0.96% and 0.84% for the prior quarter and the same quarter of the prior year. For the year ended December 31, 2012, ROA was 0.89% compared to 0.79% for the prior year.

•

Nonperforming assets (“NPAs”) decreased $7.6 million, or 11.4%, from the third quarter and decreased $18.1 million, or 23.5%, compared to the same period a year ago. NPAs as a percentage of total outstanding loans declined 30 basis points to 1.99% from 2.29% last quarter and 75 basis points from 2.74% a year earlier.

•

Loan demand continued to improve with an increase in loans outstanding of $58.3 million, or 2.0% from the prior quarter (8.0% annualized), primarily due to growth in the commercial sector. On an annual basis, loans outstanding increased 5.3%.

•	Deposit balances increased $98.0 million or 3.1% from the prior quarter (12.4 % annualized). On an annual basis, deposit balances increased 3.9%.

•

Results for the quarter included approximately $594,000, or $0.02 per share, in non-recurring costs related to the previously announced closure of four branches and other efficiency initiatives implemented in the fourth quarter. The completion of these initiatives will result in increased non-interest income and expense savings in 2013.

Fourth quarter net income decreased $184,000, or 1.9%, compared to the third quarter. The decrease was largely a result of additional provision for loan losses of $900,000, and costs incurred related to branch closures and other efficiency initiatives of $594,000, partially offset by increased gains on sales of mortgage loans, net of commissions, of $544,000 driven by higher loan production volume and increased net interest income. The increase in net interest income was driven by higher earning asset balances offset by the impact of lower net interest margin.

Net income for the quarter ended December 31, 2012 increased $1.1 million, or 12.9%, from the same quarter in the prior year. The increase was principally a result of higher gains on sales of mortgage loans, net of commissions, of $2.0 million, an increase in net interest income driven by higher earning asset balances offset by the impact of lower net interest margin as well as lower OREO expenses and lower marketing and advertising costs. These results were partially offset by increased provision for loan losses of $900,000 and higher salaries and benefits expenses due to the addition of mortgage loan originators and support personnel in 2012, increased incentive compensation tied to higher earnings, and severance related costs. Net income available to common shareholders increased $2.2 million, or 30.0%, from the prior year’s fourth quarter, which included preferred dividends and discount accretion on preferred stock of $1.1 million.

Net income for the year ended December 31, 2012 increased $5.0 million, or 16.3%, from the prior year. The increase was principally a result of higher gains on sales of mortgage loans driven by higher origination volumes, lower provision for loan losses, reductions in FDIC insurance expense due to changes in the assessment base and rate, lower core deposit intangible amortization expense, and an increase in account service charges and net interchange fees. Partially offsetting these results were higher salaries and benefits related to the addition of mortgage loan originators and support personnel in 2012 and lower net interest income driven by reductions in interest income on interest-earning assets that outpaced the impact of lower costs on interest-bearing liabilities. Net income available to common shareholders increased $7.6 million, or 27.5%, from the prior year, which included preferred dividends and discount accretion on preferred stock of $2.7 million.

NET INTEREST INCOME

	Three Months Ended Dollars in thousands
	12/31/12	09/30/12	Change		12/31/11	Change
Average interest-earning assets	$3,732,684	$3,671,398	$61,286		$3,591,739	$140,945
Interest income (FTE)	$46,272	$46,555	$(283)		$47,386	$(1,114)
Yield on interest-earning assets	4.93%	5.04%	(11	) bps	5.23%	(30	) bps
Average interest-bearing liabilities	$2,944,086	$2,925,322	$18,764		$2,906,758	$37,328
Interest expense	$6,022	$6,740	$(718)		$7,829	$(1,807)
Cost of interest-bearing liabilities	0.81%	0.92%	(11	) bps	1.07%	(26	) bps
Cost of funds	0.64%	0.73%	(9	) bps	0.86%	(22	) bps
Net Interest Income (FTE)	$40,250	$39,815	$435		$39,558	$692
Net Interest Margin (FTE)	4.29%	4.31%	(2	) bps	4.37%	(8	) bps
Net Interest Margin, core (FTE)[1]	4.22%	4.23%	(1	) bps	4.20%	2	bps

(1)	The core net interest margin, fully taxable equivalent (“FTE”) excludes the impact of acquisition accounting accretion and amortization adjustments in net interest income.

On a linked quarter basis, tax-equivalent net interest income was $40.2 million, an increase of $435,000, or 1.1%, from the third quarter of 2012. This increase was principally due to higher loan balances offset by the impact of lower net interest margin. The fourth quarter tax-equivalent net interest margin declined by 2 basis points to 4.29% from 4.31% in the previous quarter. The change in net interest margin was principally attributable to the continued decline in net accretion on the acquired net earning assets (1 bps) and lower investment and loan yields outpacing the reduction in the cost of interest-bearing liabilities (1 bps). Loan yields continued to be negatively affected by the low rate environment as new and renewed loans were originated and repriced at lower rates while yields on investment securities were impacted by lower average balances, faster prepayments on mortgage-backed securities, and lower reinvestment rates during the quarter. The cost of interest-bearing deposits declined during the quarter driven by the continued shift in mix from time deposits to transaction deposits, reductions in deposit rates and lower wholesale borrowing costs.

For the three months ended December 31, 2012, tax-equivalent net interest income increased $692,000, or 1.7%, when compared to the same period last year. The tax-equivalent net interest margin decreased by 8 basis points to 4.29% from 4.37% in the prior year. The decline in net interest margin was principally due to the continued decline in accretion on the acquired net earning assets (10 bps) partially offset by declines in the cost of interest-bearing liabilities that exceeded the decrease in earning asset yields (2 bps). Lower interest-earning asset income was principally due to lower yields on loans as new and renewed loans were originated and repriced at lower rates, faster prepayments on mortgage backed securities, and cash flows from securities investments reinvested at lower yields. The cost of interest-bearing deposits declined from the prior year’s fourth quarter driven by a shift in mix from time deposits to transaction deposits, reductions in deposit rates, and lower wholesale borrowing costs.

The Company believes that its net interest margin will continue to decline modestly over the next several quarters as decreases in earning asset yields are projected to outpace declines in interest-bearing liabilities rates.

	Year-over-year results Dollars in thousands Twelve Months Ended
	12/31/12	12/31/11	Change
Average interest-earning assets	$3,649,865	$3,518,643	$131,222
Interest income (FTE)	$186,086	$193,399	$(7,313)
Yield on interest-earning assets	5.10%	5.50%	(40	) bps
Average interest-bearing liabilities	$2,922,373	$2,875,242	$47,131
Interest expense	$27,508	$32,713	$(5,205)
Cost of interest-bearing liabilities	0.94%	1.14%	(20	) bps
Cost of funds	0.75%	0.93%	(18	) bps
Net Interest Income (FTE)	$158,577	$160,686	$(2,109)
Net Interest Margin (FTE)	4.34%	4.57%	(23	) bps
Net Interest Margin, core (FTE)[1]	4.24%	4.37%	(13	) bps

(1)	The core net interest margin, fully taxable equivalent (“FTE”) excludes the impact of acquisition accounting accretion and amortization adjustments in net interest income.

For the year ended December 31, 2012, tax-equivalent net interest income was $158.6 million, a decrease of $2.1 million, or 1.3%, when compared to the same period last year. The tax-equivalent net interest margin decreased by 23 basis points to 4.34% from 4.57% in the prior year. The decline in the net interest margin was principally due to the continued decline in accretion on the acquired net earning assets (10 bps) and a decline in the yield on interest-earning assets that outpaced the reduction in the cost of interest-bearing liabilities (13 bps). Lower interest-earning asset income was principally due to lower yields on loans and investment securities as new loans and renewed loans were originated and repriced at lower rates, faster prepayments on mortgage backed securities, and cash flows from securities investments reinvested at lower yields.

The Company’s fully taxable equivalent net interest margin includes the impact of acquisition accounting fair value adjustments that were recorded during 2010 and 20ll. The 2012 and remaining estimated discount/premium and net accretion impact are reflected in the following table (dollars in thousands):

	Loan Accretion	Certificates of Deposit	Investment Securities	Borrowings	Total

For the quarter ended December 31, 2012	$717	$2	$46	$(122)	$643
For the year ended December 31, 2012	3,719	233	201	(489)	3,664
For the years ending:
2013	2,059	7	15	(489)	1,592
2014	1,459	4	—	(489)	974
2015	1,002	—	—	(489)	513
2016	557	—	—	(163)	394
2017	172	—	—	—	172
Thereafter	120	—	—	—	120

ASSET QUALITY/LOAN LOSS PROVISION

Overview

During the fourth quarter, the Company continued to experience improvement in asset quality. Improving market conditions in the Company’s local markets led to a reduction in nonperforming assets, which are at their lowest levels since the fourth quarter of 2009. The Company’s reduction in nonperforming assets and impaired loans, lower past due loan levels, stable levels of troubled debt restructurings, and decreased allowance to total loans ratio demonstrate that its diligent efforts to improve asset quality are having a positive impact. The allowance to nonperforming loans coverage ratio has continued to increase and is at its highest level since the fourth quarter of 2009. The magnitude of any change in the real estate market and its impact on the Company is still largely dependent upon continued recovery of residential housing and commercial real estate and the pace at which the local economies in the Company’s operating markets improve.

Nonperforming Assets (“NPAs”)

At December 31, 2012, nonperforming assets totaled $59.0 million, a decline of $7.6 million, or 11.4%, from the third quarter and a decrease of $18.1 million, or 23.5%, from a year ago. In addition, NPAs as a percentage of total outstanding loans declined 30 basis points to 1.99% from 2.29% last quarter and 75 basis points from 2.74% a year earlier. The reduction in NPAs from the third quarter related to a net decrease in nonaccrual loans, excluding purchased impaired loans, of $6.0 million as well as a net decrease in OREO of $1.6 million.

Nonperforming assets at December 31, 2012 included $26.2 million in nonaccrual loans (excluding purchased impaired loans), a net decrease of $6.0 million, or 18.6%, from the prior quarter and a reduction of $18.6 million, or 41.5%, from December 31, 2011. The following table shows the activity in nonaccrual loans for the quarter ended (dollars in thousands):

	December 31, 2012	September 30, 2012	June 30, 2012	March 31, 2012	December 31, 2011
Beginning Balance	$32,159	$39,171	$42,391	$44,834	$51,965
Net customer payments	(1,898)	(5,774)	(3,174)	(2,778)	(6,556)
Additions	2,306	2,586	2,568	2,805	5,364
Charge-offs	(3,388)	(3,012)	(561)	(1,549)	(2,304)
Loans returning to accruing status	(840)	(812)	(1,803)	—	(1,950)
Transfers to OREO	(2,133)	—	(250)	(921)	(1,685)

Ending Balance	$26,206	$32,159	$39,171	$42,391	$44,834

The following table presents the composition of nonaccrual loans (excluding purchased impaired loans) and the coverage ratio, which is the allowance for loan losses expressed as a percentage of nonaccrual loans, at the quarter ended (dollars in thousands):

	December 31, 2012	September 30, 2012	June 30, 2012	March 31, 2012	December 31, 2011
Raw Land and Lots	$8,760	$10,995	$12,139	$13,064	$13,322
Commercial Construction	5,781	7,846	9,763	9,835	10,276
Commercial Real Estate	3,018	2,752	5,711	6,299	7,993
Single Family Investment Real Estate	3,420	4,081	3,476	4,507	5,048
Commercial and Industrial	2,036	2,678	4,715	5,318	5,297
Other Commercial	193	195	231	233	238
Consumer	2,998	3,612	3,136	3,135	2,660

Total	$26,206	$32,159	$39,171	$42,391	$44,834

	133.24%	124.05%	104.63%	94.84%	88.04%

Coverage Ratio

Impairment analyses provided appropriate reserves on these nonperforming loans while appropriate reserves on homogenous pools continue to be maintained. The increase in the coverage ratio is primarily related to a decline in nonperforming loans.

Nonperforming assets at December 31, 2012 also included $32.8 million in OREO, a net decrease of $1.6 million, or 4.7%, from the prior quarter and an increase of $571,000, or 1.8%, from the prior year. The following table shows the activity in OREO for the quarter ended (dollars in thousands):

	December 31, 2012	September 30, 2012	June 30, 2012	March 31, 2012	December 31, 2011
Beginning Balance	$34,440	$35,802	$37,663	$32,263	$34,464
Additions	2,866	929	3,887	6,593	2,543
Capitalized Improvements	22	16	23	319	197
Valuation Adjustments	(301)	—	—	—	(530)
Proceeds from sales	(4,004)	(2,071)	(5,592)	(1,485)	(3,674)
Gains (losses) from sales	(189)	(236)	(179)	(27)	(737)

Ending Balance	$32,834	$34,440	$35,802	$37,663	$32,263

The additions to OREO were principally related to raw land and developed commercial and residential lots; sales from OREO were principally related to residential real estate, land previously held for branch sites, and closed branch property.

The following table presents the composition of the OREO portfolio at the quarter ended (dollars in thousands):

	December 31, 2012	September 30, 2012	June 30, 2012	March 31, 2012	December 31, 2011
Land	$8,657	$6,953	$6,953	$6,327	$6,327
Land Development	10,886	11,034	11,313	11,559	11,309
Residential Real Estate	7,939	9,729	10,431	12,482	11,024
Commercial Real Estate	5,352	5,640	6,085	6,275	2,583
Former Bank Premises (1)	—	1,084	1,020	1,020	1,020

Total	$32,834	$34,440	$35,802	$37,663	$32,263

(1)	Includes closed branch property and land previously held for branch sites.

Included in land development is $9.2 million related to a residential community in the Northern Neck region of Virginia, which includes developed residential lots, a golf course, and undeveloped land. Foreclosed properties were adjusted to their fair values at the time of each foreclosure and any losses were taken as loan charge-offs against the allowance for loan losses at that time. OREO asset valuations are also evaluated at least quarterly by the Bank’s Special Asset Loan Committee and any necessary write downs to fair values are recorded as impairment.

Past Due Loans

At December 31, 2012, total accruing past due loans were $32.4 million, or 1.09% of total loans, a decrease from $39.0 million, or 1.34%, at September 30, 2012 and from $39.3 million, or 1.40%, a year ago. The favorable trend in decreased past due loans is a result of management’s diligence in handling problem loans and an improving economy.

Charge-offs

For the quarter ended December 31, 2012, net charge-offs of loans were $8.3 million, or 1.11% on an annualized basis, compared to $3.5 million, or 0.48%, for the third quarter and $4.2 million, or 0.59%, for the same quarter last year. The uptick in charge-offs from the prior quarter and prior year quarter relate to loans that were previously considered impaired and specifically reserved for in prior periods. Of the $8.3 million in net charge-offs in the current quarter, $6.7 million, or 81%, related to impaired loans specifically reserved for in prior periods including two loan relationships totaling $5.6 million that were charged off. Net charge-offs in the current quarter included commercial loans of $6.8 million and consumer loans of $1.5 million.

For the year ended December 31, 2012, net charge-offs of loans were $16.8 million, or 0.56%, compared to $15.7 million, or 0.56%, for the year ended December 31, 2011. The increase in charge-offs relates to impaired loans reserved for in prior periods, as management has continued to work diligently to mitigate risks within the portfolio.

Provision

The provision for loan losses for the current quarter was $3.3 million, an increase of $900,000 from both the third quarter and from the same quarter a year ago. The higher provision was due to the increased levels of charge offs, which negatively impacted the historical loss factor used in the Company’s allowance for loan losses model, and higher period end loan balances. The provision to loans ratio for the quarter ended December 31, 2012 was 0.44% on an annualized basis compared to 0.33% last quarter and 0.34% the same quarter a year ago.

Allowance for Loan Losses

The allowance for loan losses (“ALLL”) as a percentage of the total loan portfolio, adjusted for acquired loans (non-GAAP), was 1.40% at December 31, 2012, a decrease from 1.66% at September 30, 2012 and 1.83% from a year ago. In acquisition accounting, there is no carryover of previously established allowance for loan losses. The allowance for loan losses as a percentage of the total loan portfolio was 1.18% at December 31, 2012, 1.37% at September 30, 2012, and 1.40% at December 31, 2011. The decrease in the allowance and related ratios was primarily attributable to the charge off of impaired loans specifically reserved for in prior periods as shown in the following table:

	December 31, 2012	September 30, 2012	June 30, 2012	March 31, 2012	December 31, 2011	December 31, 2010
Loans individually evaluated for impairment	142,415	161,196	189,399	230,789	242,833	274,932
Related allowance	6,921	11,438	11,500	11,288	10,298	11,257
ALLL to loans individually evaluated for impairment	4.86%	7.10%	6.07%	4.89%	4.24%	4.09%

The Company continued to see favorable trends in both past due loans and impaired loans during the current quarter. Past due loans have decreased, as previously described, and impaired loans (individually and collectively evaluated for impairment) have declined from $177.9 million at September 30, 2012 and from $255.1 million at December 31, 2011 to $155.4 million at December 31, 2012. The nonaccrual loan coverage ratio also improved, as it increased to 133.24% at December 31, 2012 from 124.05% at September 30, 2012 and from 88.04% the same quarter last year. The rise in the coverage ratio, which is at the highest level since the fourth quarter of 2009, further shows that management’s proactive diligence in working through problem credits is having a positive impact on asset quality. The current level of the allowance for loan losses reflects specific reserves related to nonperforming loans, current risk ratings on loans, net charge-off activity, loan growth, delinquency trends, and other credit risk factors that the Company considers in assessing the adequacy of the allowance for loan losses.

Troubled Debt Restructurings (“TDRs”)

The total recorded investment in TDRs as of December 31, 2012 was $63.5 million, a decrease of $300,000, or 0.5%, from $63.8 million at September 30, 2012 and a decline of $49.1 million, or 43.6%, from $112.6 million at December 31, 2011. Of the $63.5 million of TDRs at December 31, 2012, $51.5 million, or 81.1%, were considered performing while the remaining $12.0 million were considered nonperforming. The decline in the TDR balance from the prior quarter is attributable to $1.8 million being removed from TDR status, $3.1 million in net payments, and $300,000 in charge-offs, partially offset by additions of $4.9 million. The decline in the TDR balance from the prior year is attributable to $42.2 million being removed from TDR status, $19.9 million in net payments, and $300,000 in charge-offs, partially offset by additions of $13.3 million. Loans removed from TDR status represent restructured loans with a market rate of interest at the time of the restructuring, which were performing in accordance with their modified terms for a consecutive twelve month period and that were no longer considered impaired.

The following table shows the Company’s performing and nonperforming TDRs by modification type for the quarter ended (dollars in thousands):

	December 31, 2012	September 30, 2012	June 30, 2012	March 31, 2012	December 31, 2011
Performing
Modified to interest only	$1,877	$1,437	$2,191	$1,812	$699
Term modification, at a market rate	38,974	39,195	53,905	75,455	87,920
Term modification, below market rate	8,227	8,911	9,004	8,797	10,215
Interest rate modification, below market rate	2,390	2,390	2,390	—	—

Total performing	$51,468	$51,933	$67,490	$86,064	$98,834

Nonperforming
Modified to interest only	$672	$920	$642	$649	$1,190
Term modification, at a market rate	3,653	3,288	3,451	4,290	3,660
Term modification, below market rate	7,666	7,672	8,587	8,804	8,954

Total nonperforming	$11,991	$11,880	$12,680	$13,743	$13,804

Total performing & nonperforming	$63,459	$63,813	$80,170	$99,807	$112,638

NONINTEREST INCOME

	For the Three Months Ended Dollars in thousands
	12/31/12	09/30/12	$	%	12/31/11	$	%
Noninterest income:
Service charges on deposit accounts	$2,390	$2,222	168	7.6%	$2,258	$132	5.8%
Other service charges, commissions and fees	2,784	2,769	15	0.5%	2,521	263	10.4%
Losses (gains) on securities transactions, net	185	(1)	186	NM	430	(245)	–57.0%
Gains on sales of mortgage loans, net of commissions	5,299	4,755	544	11.4%	3,270	2,029	62.0%
Gains (losses) on bank premises, net	(32)	(308)	276	NM	(351)	319	NM
Other operating income	1,209	1,067	142	13.3%	1,119	90	8.0%

Total noninterest income	$11,835	$10,504	$1,331	12.7%	$9,247	$2,588	28.0%

Mortgage segment operations	$(5,303)	$(4,756)	$(547)	11.5%	$(3,266)	$(2,037)	62.4%
Intercompany eliminations	117	117	—	0.0%	117	—	0.0%

	$6,649	$5,865	$784	13.4%	$6,098	$551	9.0%

NM - Not Meaningful

On a linked quarter basis, noninterest income increased $1.3 million, or 12.7%, to $11.8 million from $10.5 million in the third quarter. Of this increase, gains on sales of mortgage loans, net of commissions, increased $544,000 or 11.4%, driven by an increase in loan origination volume as mortgage rates remained at historically low levels. Gains on bank premises increased $276,000 largely due to the write down of a former branch location in the prior quarter. Gains on securities increased $186,000. Service charges on deposit accounts and other account fees increased $183,000 from the prior quarter. Excluding mortgage segment operations, noninterest income increased $784,000, or 13.4%.

For the quarter ended December 31, 2012, noninterest income increased $2.6 million, or 28.0%, to $11.8 million from $9.2 million in the prior year’s fourth quarter. Gains on sales of mortgage loans, net of commissions, increased $2.0 million, or 62.0%, due to higher origination volume, a result of additional loan originators hired in 2012 and historically low interest rates. Service charges on deposit accounts and other account fees increased $395,000 or 8.3%, driven by higher net interchange fee income and higher brokerage commissions. Gains on bank premises increased $319,000 due to a loss incurred in the fourth quarter of 2011 related to the disposal of bank owned property. Gains on securities transactions decreased $245,000 as a result of higher gains recorded in the prior year. Excluding mortgage segment operations, noninterest income increased $551,000, or 9.0%, from the same period a year ago.

	For the Twelve Months Ended Dollars in thousands
	12/31/12	12/31/11	$	%
Noninterest income:
Service charges on deposit accounts	$9,033	$8,826	207	2.3%
Other service charges, commissions and fees	10,898	9,736	1,162	11.9%
Losses (gains) on securities transactions, net	190	913	(723)	NM
Other-than-temporary impairment losses	—	(400)	400	–100.0%
Gains on sales of mortgage loans, net of commissions	16,651	11,052	5,599	50.7%
Gains (losses) on bank premises, net	2	(996)	998	NM
Other operating income	4,294	3,833	461	12.0%

Total noninterest income	$41,068	$32,964	$8,104	24.6%

Mortgage segment operations	$(16,660)	$(11,050)	$(5,610)	50.8%
Intercompany eliminations	468	468	—	0.0%

	$24,876	$22,382	$2,494	11.1%

NM - Not Meaningful

For the year ending December 31, 2012, noninterest income increased $8.1 million, or 24.6%, to $41.1 million, from $33.0 million a year ago. Gains on sales of mortgage loans, net of commissions, increased $5.6 million driven by an increase in loan origination volume, a result of additional loan originators hired in 2012 and historically low interest rates. Service charges on deposit accounts and other account fees increased $1.4 million primarily related to higher net interchange fee income, higher brokerage commissions, and higher ATM fee income. In addition, gains on bank premises increased $998,000 as the Company sold a former branch building and recorded a loss on the sale of $626,000 during 2011. Gains on securities transactions decreased $723,000 as a result of a gain on the sale of municipal securities in the prior year. Also, other-than-temporary losses of $400,000 related to a single issuer Trust Preferred security was recorded in the prior year. Excluding mortgage segment operations, noninterest income increased $2.5 million, or 11.1%, from the same period a year ago.

NONINTEREST EXPENSE

	For the Three Months Ended Dollars in thousands
	12/31/12	09/30/12	$	%	12/31/11	$	%
Noninterest expense:
Salaries and benefits	$17,620	$17,116	$504	2.9%	$15,904	$1,716	10.8%
Occupancy expenses	3,149	3,262	(113)	–3.5%	2,797	352	12.6%
Furniture and equipment expenses	1,811	1,809	2	0.1%	1,823	(12)	–0.7%
OREO and related costs (1)	1,366	1,036	330	31.9%	2,279	(913)	–40.1%
Other operating expenses	10,390	10,045	345	3.4%	11,073	(683)	–6.2%

Total noninterest expense	$34,336	$33,268	$1,068	3.2%	$33,876	460	1.4%

Mortgage segment operations	$(4,256)	$(3,676)	$(580)	15.8%	$(2,531)	$(1,726)	68.2%
Intercompany eliminations	117	117	—	0.0%	117	—	0.0%

	$30,197	$29,709	$488	1.6%	$31,462	$(1,265)	–4.0%

NM - Not Meaningful

(1)	OREO related costs include foreclosure related expenses, gains/losses on the sale of OREO, valuation reserves, and asset resolution related legal expenses.

On a linked quarter basis, noninterest expense increased $1.1 million, or 3.2%, to $34.4 million from $33.3 million when compared to the third quarter. This increase was primarily driven by salaries and benefit expense, which increased $504,000 due to increased incentive awards related to higher earnings and severance payments related to branch closures and other efficiency initiatives. OREO and related costs increased $330,000, due to a $301,000 valuation adjustment recorded in the fourth quarter. The Company reviews the carrying value of OREO on a quarterly basis and records valuation reserves as necessary based on current available information. In addition, other operating expenses increased $345,000 largely due to contract termination expenses related to branch closures and other efficiency initiatives of $363,000 in the fourth quarter. Excluding mortgage segment operations, noninterest expense increased $488,000, or 1.6% compared to the third quarter.

For the quarter ended December 31, 2012, noninterest expense increased $460,000, or 1.4%, to $34.4 million from $33.9 million for the fourth quarter of 2011. Salaries and benefits expenses increased $1.7 million primarily related to the costs associated with the addition of mortgage loan originators and support personnel in 2012 and severance payments related to branch closures and other efficiency initiatives in 2012. Occupancy expenses increased $352,000 primarily due to the addition of mortgage offices in the first quarter of 2012 and increases in bank branch lease costs. These increases were offset by lower OREO and related costs and other operating expenses. OREO and related costs decreased $913,000 from the prior year’s fourth quarter due to lower valuation adjustments and losses on sales of OREO and declines in problem loan legal fees as asset quality continues to improve. Other operating expenses were lower by $682,000, attributable to lower marketing and advertising expense, reduced FDIC insurance expense and declining core deposit intangible amortization expense. Excluding mortgage segment operations, noninterest expense decreased $1.3 million, or 4.0%, compared to the fourth quarter of 2011.

	For the Twelve Months Ended
	Dollars in thousands
	12/31/12	12/31/11	$	%
Noninterest expense:
Salaries and benefits	$68,648	$62,865	$5,783	9.2%
Occupancy expenses	12,150	11,104	1,046	9.4%
Furniture and equipment expenses	7,251	6,920	331	4.8%
OREO and related costs (1)	4,639	5,668	(1,029)	–18.2%
Other operating expenses	40,791	44,258	(3,467)	–7.8%

Total noninterest expense	$133,479	$130,815	$2,664	2.0%

Mortgage segment operations	$(13,971)	$(9,793)	$(4,178)	42.7%
Intercompany eliminations	468	468	—	0.0%

	$119,976	$121,490	$(1,514)	–1.2%

NM - Not Meaningful

(1)	OREO related costs include foreclosure related expenses, gains/losses on the sale of OREO, valuation reserves, and asset resolution related legal expenses.

For the year ending December 31, 2012, noninterest expense increased $2.7 million, or 2.0% to $133.5 million, from $130.8 million a year ago. Salaries and benefits expense increased $5.8 million due to the addition of mortgage loan originators and support personnel hired in 2012, group insurance cost increases, and severance expense recorded in the current quarter. Occupancy costs increased $1.0 million primarily due to the addition of mortgage offices in the first quarter of 2012 and increases in bank branch lease costs. Furniture and equipment expense increased $331,000, primarily related to equipment maintenance contracts and software amortization. Partially offsetting these increases were other operating expenses which decreased $3.5 million, or 7.8% primarily due to reductions in FDIC insurance expense of $2.6 million resulting from changes in the assessment base and rate as well as lower core deposit intangible amortization expense of $1.2 million. OREO and related costs decreased $1.0 million, or 18.2%, during the current year due to lower valuation adjustments and losses on sales of OREO and declines in problem loan legal fees as asset quality continues to improve. Excluding mortgage segment operations, noninterest expense decreased $1.5 million, or 1.2%, compared to the same period in 2011.

BALANCE SHEET

At December 31, 2012, total assets were $4.1 billion, an increase of $188.8 million from December 31, 2011. Total cash and cash equivalents were $82.9 million at December 31, 2012, a decrease of $13.8 million from the same period last year. Investment in securities decreased $34.8 million, or 5.6%, from $620.2 million at December 31, 2011 to $585.4 million at December 31, 2012, respectively. At December 31, 2012, loans (net of unearned income) were $3.0 billion, an increase of $148.3 million, or 5.3%, from December 31, 2011. Mortgage loans held for sale were $167.7 million, an increase of $92.9 million from December 31, 2011 driven by an increase in mortgage origination volume resulting from the addition of mortgage loan originators and offices during 2012 and historically low mortgage interest rates.

As of December 31, 2012, total deposits were $3.3 billion, an increase of $122.7 million, or 3.9%, when compared to December 31, 2011. Total short-term borrowings, including FHLB borrowings and repurchase agreements, increased $69.3 million from December 31, 2011, as the Company relied on short-term borrowings to fund growth in mortgage loans held for sale balances and customer preference for repurchase agreements increased. As of December 31, 2012, long-term borrowings declined $18.6 million when compared to December 31, 2011. During the third quarter, the Company modified its fixed rate convertible Federal Home Loan Bank of Atlanta (“FHLB”) advances to floating rate advances, which resulted in reducing the Company’s FHLB borrowing costs. In connection with this modification, the Company incurred a prepayment penalty of $19.6 million on the original advances which is being amortized, as a component of interest expense on borrowing, over the life of the advances. The prepayment amount is reported as a component of long-term borrowings in the Company’s consolidated balance sheet.

The Company’s capital ratios continued to be considered “well capitalized” for regulatory purposes. The Company’s ratio of total capital to risk-weighted assets was 14.57% and 14.51% on December 31, 2012 and 2011, respectively. The Company’s ratio of Tier 1 capital to risk-weighted assets was 13.14% and 12.85% at December 31, 2012 and 2011, respectively. During the fourth quarter of 2011, the Company paid the U.S. Treasury $35.7 million to redeem the Preferred Stock issued to the U.S. Treasury and assumed in the FMB acquisition. In December 2012, the Company repurchased and retired 750,000 shares of its common stock for an aggregate purchase price of $11,580,000, or $15.44 per share. The repurchase was funded with cash on hand. The Company’s common equity to asset ratios at December 31, 2012 and 2011 were 10.64% and 10.79%, respectively, while its tangible common equity to tangible assets ratio increased to 8.97% from 8.91% at December 31, 2011.

MORTGAGE SEGMENT INFORMATION

On a linked quarter basis, the mortgage segment net income for the fourth quarter increased $122,000, or 14.2%, from $859,000 in the third quarter to $981,000. Mortgage loan originations increased by $8.7 million or 2.7% in the current quarter to $331.8 million from $323.1 million in the third quarter aided by historically low interest rates. As a result, gains on the sale of loans, net of commission expenses, increased $544,000, or 11.4% to $5.3 million. Salary and benefit expenses increased $263,000, or 11.6% to $2.5 million from $2.3 million primarily due to increased incentive awards and other benefit costs. Operating expenses increased $330,000, or 39.2%, from the prior quarter due to increased supplies and other costs related to mortgage offices added in 2012, higher loan-related expenses due to volume, higher employee training, travel, and licensure costs, and contract termination costs of $78,000 related to cost saving initiatives. Refinanced loans represented 57.0% of the originations during the fourth quarter compared to 57.6% during the third quarter.

For the three months ended December 31, 2012, the mortgage segment net income increased $327,000 or 50.0% from $654,000 to $981,000 compared to the same period last year. Originations increased by $145.2 million, or 77.8%, to $331.8 million from $186.6 million in the prior year due to the additions in production personnel in 2012 and the sustained low interest rate environment. In early 2012, the Company significantly increased its mortgage loan production capacity by hiring additional loan originators and support personnel who were formerly employed by a national mortgage company that exited the mortgage origination business.

During the current quarter, the Company recorded gains on the sale of mortgage loans, net of commission expenses, that were $2.0 million, or 62.0%, higher than the same period last year. Salaries and benefits increased $1.2 million, or 92.6%, primarily due to the personnel additions noted above in 2012. Refinanced loans represented 57.0% of originations during the fourth quarter of 2012 compared to 52.2% during the same period a year ago.

For the year ended December 31, 2012, the mortgage segment net income increased $933,000, or 57.8%, from $1.6 million during the same period last year to $2.5 million. Originations increased by $436.8 million, or 66.2%, to $1.1 billion from $659.4 million during the same period last year due to the addition of mortgage loan originators in 2012 noted above and the historically low interest rate environment. Gains on sales of loans, net of commission expenses, increased $5.6 million, or 50.7%, while salary and benefit expenses increased $3.0 million, or 55.4%, primarily due to the addition of mortgage loan originators and support personnel in early 2012. Refinanced loans represented 54.3% of originations during the year compared to 37.4% during 2011.

* * * * * * *

ABOUT UNION FIRST MARKET BANKSHARES CORPORATION

Headquartered in Richmond, Virginia, Union First Market Bankshares Corporation is the holding company for Union First Market Bank, which has 90 branches and more than 150 ATMs throughout Virginia. Non-bank affiliates of the holding company include: Union Investment Services, Inc., which provides full brokerage services; Union Mortgage Group, Inc., which provides a full line of mortgage products, and Union Insurance Group, LLC, which offers various lines of insurance products. Union First Market Bank also owns a non-controlling interest in Johnson Mortgage Company, L.L.C.

Additional information is available on the Company’s website at http://investors.bankatunion.com. Shares of the Company’s common stock are traded on the NASDAQ Global Select Market under the symbol UBSH.

FORWARD-LOOKING STATEMENTS

Certain statements in this report may constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are statements that include projections, predictions, expectations, or beliefs about future events or results or otherwise and are not statements of historical fact. Such statements are often characterized by the use of qualified words (and their derivatives) such as “expect,” “believe,” “estimate,” “plan,” “project,” “anticipate,” “intend,” “will,” or words of similar meaning or other statements concerning opinions or judgment of the Company and its management about future events. Although the Company believes that its expectations with respect to forward-looking statements are based upon reasonable assumptions within the bounds of its existing knowledge of its business and operations, there can be no assurance that actual results, performance, or achievements of the Company will not differ materially from any future results, performance, or achievements expressed or implied by such forward-looking statements. Actual future results and trends may differ materially from historical results or those anticipated depending on a variety of factors, including, but not limited to, the effects of and changes in: general economic and bank industry conditions, the interest rate environment, legislative and regulatory requirements, competitive pressures, new products and delivery systems, inflation, changes in the stock and bond markets, accounting standards or interpretations of existing standards, mergers and acquisitions, technology, and consumer spending and savings habits. More information is available on the Company’s website, http://investors.bankatunion.com and on the Securities and Exchange Commission’s website, www.sec.gov. The information on the Company’s website is not a part of this press release. The Company does not intend or assume any obligation to update or revise any forward-looking statements that may be made from time to time by or on behalf of the Company.

UNION FIRST MARKET BANKSHARES CORPORATION AND SUBSIDIARIES

KEY FINANCIAL RESULTS

(in thousands, except share data)

	Three Months Ended			Twelve Months Ended
	12/31/12	09/30/12	12/31/11	12/31/12	12/31/11
Results of Operations
Interest and dividend income	$45,183	$45,503	$46,319	$181,863	$189,073
Interest expense	6,023	6,741	7,828	27,508	32,713

Net interest income	39,160	38,762	38,491	154,355	156,360
Provision for loan losses	3,300	2,400	2,400	12,200	16,800

Net interest income after provision for loan losses	35,860	36,362	36,091	142,155	139,560
Noninterest income (1)	11,835	10,504	9,247	41,068	32,964
Noninterest expenses (1)	34,336	33,270	33,876	133,479	130,815

Income before income taxes	13,359	13,596	11,462	49,744	41,709
Income tax expense	3,917	3,970	3,102	14,333	11,264

Net income	$9,442	$9,626	$8,360	$35,411	$30,445

Interest earned on loans (FTE)	$40,981	$40,913	$41,584	$162,956	$168,991
Interest earned on securities (FTE)	5,286	5,638	5,734	23,067	24,284
Interest earned on earning assets (FTE)	46,272	46,555	47,386	186,086	193,399
Net interest income (FTE)	40,250	39,815	39,558	158,577	160,686
Interest expense on certificates of deposit	3,425	3,710	4,183	15,015	17,658
Interest expense on interest-bearing deposits	4,362	4,725	5,572	19,446	24,347
Core deposit intangible amortization	1,188	1,212	1,448	4,936	6,122

Net income - community bank segment	$8,461	$8,767	$7,707	$32,867	$28,833
Net income - mortgage segment	981	859	654	2,544	1,612

Key Ratios
Return on average assets (ROA)	0.93%	0.96%	0.84%	0.89%	0.79%
Return on average equity (ROE)	8.41%	8.70%	7.49%	8.13%	6.90%
Efficiency ratio (FTE) (1)	65.92%	66.12%	69.41%	66.86%	67.55%
Efficiency ratio - community bank segment (FTE) (1)	64.93%	65.52%	69.38%	65.88%	66.84%
Efficiency ratio - mortgage bank segment (FTE) (1)	74.72%	72.23%	70.76%	77.66%	79.20%

Net interest margin (FTE)	4.29%	4.31%	4.37%	4.34%	4.57%
Net interest margin, core (FTE) (2)	4.22%	4.23%	4.20%	4.24%	4.37%
Yields on earning assets (FTE)	4.93%	5.04%	5.23%	5.10%	5.50%
Cost of interest-bearing liabilities (FTE)	0.81%	0.92%	1.07%	0.94%	1.14%
Cost of funds	0.64%	0.73%	0.86%	0.75%	0.93%
Noninterest expense less noninterest income / average assets	2.21%	2.27%	2.49%	2.32%	2.53%

Capital Ratios
Tier 1 risk-based capital ratio	13.14%	13.44%	12.85%	13.14%	12.85%
Total risk-based capital ratio	14.57%	15.00%	14.51%	14.57%	14.51%
Leverage ratio (Tier 1 capital to average assets)	10.29%	10.53%	10.15%	10.52%	10.34%
Common equity to total assets	10.64%	11.00%	10.79%	10.64%	10.79%
Tangible common equity to tangible assets	8.97%	9.27%	8.91%	8.97%	8.91%

Per Share Data
Earnings per common share, basic	$0.37	$0.37	$0.28	$1.37	$1.07
Earnings per common share, diluted	0.37	0.37	0.28	1.37	1.07
Cash dividends paid per common share	0.12	0.10	0.07	0.37	0.28
Market value per share	15.77	15.56	13.29	15.77	13.29
Book value per common share	17.30	17.11	16.17	17.30	16.17
Tangible book value per common share	14.31	14.15	13.08	14.31	13.08
Price to earnings ratio, diluted	10.71	10.57	11.96	11.51	12.42
Price to book value per common share ratio	0.91	0.91	0.82	0.91	0.82
Price to tangible common share ratio	1.10	1.10	1.02	1.10	1.02
Weighted average common shares outstanding, basic	25,809,667	25,880,894	26,011,465	25,872,316	25,981,222
Weighted average common shares outstanding, diluted	25,854,623	25,907,909	26,036,922	25,900,863	26,009,839
Common shares outstanding at end of period	25,270,970	25,967,705	26,134,830	25,270,970	26,134,830

	Three Months Ended			Twelve Months Ended
	12/31/12	09/30/12	12/31/11	12/31/12	12/31/11
Financial Condition
Assets	$4,095,865	$4,028,194	$3,907,087	$4,095,865	$3,907,087
Loans, net of unearned income	2,966,847	2,908,510	2,818,583	2,966,847	2,818,583
Earning Assets	3,752,089	3,703,468	3,566,480	3,752,089	3,566,480
Goodwill	59,400	59,400	59,400	59,400	59,400
Core deposit intangibles, net	15,778	16,966	20,714	15,778	20,714
Deposits	3,297,767	3,199,779	3,175,105	3,297,767	3,175,105
Stockholders’ equity	435,863	442,949	421,639	435,863	421,639
Tangible common equity	360,652	366,450	341,092	360,652	341,092

Averages
Assets	$4,058,455	$3,994,830	$3,929,529	$3,975,225	$3,861,629
Loans, net of unearned income	2,935,214	2,890,666	2,804,500	2,875,916	2,818,022
Loans held for sale	157,177	119,190	68,587	104,632	53,463
Securities	628,626	651,855	619,228	642,973	595,261
Earning assets	3,732,684	3,671,398	3,591,739	3,649,865	3,518,643
Deposits	3,252,380	3,192,239	3,156,596	3,203,177	3,098,818
Certificates of deposit	1,066,491	1,080,022	1,158,561	1,099,251	1,177,448
Interest-bearing deposits	2,627,741	2,604,760	2,617,459	2,625,437	2,585,466
Borrowings	316,345	320,562	289,299	296,935	289,776
Interest-bearing liabilities	2,944,086	2,925,322	2,906,758	2,922,373	2,875,242
Stockholders’ equity	446,604	440,122	442,580	435,774	441,040
Tangible common equity	370,777	362,996	336,076	357,985	326,090

Asset Quality
Allowance for Loan Losses (ALLL)
Beginning balance	$39,894	$40,985	$41,290	$39,470	$38,406
Add: Recoveries	340	680	569	1,711	2,130
Less: Charge-offs	8,618	4,171	4,789	18,465	17,866
Add: Provision for loan losses	3,300	2,400	2,400	12,200	16,800

Ending balance	$34,916	$39,894	$39,470	$34,916	$39,470

Components of ALLL:
ALLL for Loans individually evaluated for impairment	$6,921	$11,309	10,213	$6,921	10,213
ALLL for Loans collectively evaluated for impairment	27,995	28,585	$29,257	27,995	$29,257

	$34,916	$39,894	$39,470	$34,916	$39,470

ALLL / total outstanding loans	1.18%	1.37%	1.40%	1.18%	1.40%
ALLL / total outstanding loans, adjusted for acquired (3)	1.40%	1.66%	1.83%	1.40%	1.83%
Net charge-offs / total outstanding loans	1.11%	0.48%	0.59%	0.56%	0.56%
Provision/ total outstanding loans	0.44%	0.33%	0.34%	0.41%	0.60%
Nonperforming Assets
Commercial	$23,208	$28,547	$42,174	$23,208	$42,174
Consumer	2,998	3,612	2,660	2,998	2,660

Nonaccrual loans	26,206	32,159	44,834	26,206	44,834
Other real estate owned	32,834	34,440	32,263	32,834	32,263

Total nonperforming assets (NPAs)	59,040	66,599	77,097	59,040	77,097

Commercial	3,191	1,931	12,865	3,191	12,865
Consumer	5,652	7,165	7,047	5,652	7,047

Loans ≥ 90 days and still accruing	8,843	9,096	19,912	8,843	19,912

Total nonperforming assets and loans ≥ 90 days	$67,883	$75,695	$97,009	$67,883	$97,009

NPAs / total outstanding loans	1.99%	2.29%	2.74%	1.99%	2.74%
NPAs / total assets	1.44%	1.65%	1.97%	1.44%	1.97%
ALLL / nonperforming loans	133.24%	124.05%	88.04%	133.24%	88.04%
ALLL / nonperforming assets	59.14%	59.90%	51.20%	59.14%	51.20%

	Three Months Ended			Twelve Months Ended
	12/31/12	09/30/12	12/31/11	12/31/12	12/31/11
Past Due Detail
Commercial	$929	$382	$1,468	$929	$1,468
Consumer	3,748	4,625	2,797	3,748	2,797

Loans 60-89 days past due	$4,677	$5,007	$4,265	$4,677	$4,265

Commercial	$5,643	$15,421	$2,184	$5,643	$2,184
Consumer	13,195	9,486	12,934	13,195	12,934

Loans 30-59 days past due	$18,838	$24,907	$15,118	$18,838	$15,118

Commercial	$3,594	$5,431	$8,828	$3,594	$8,828
Consumer	971	1,006	1,069	971	1,069

Purchased impaired	$4,565	$6,437	$9,897	$4,565	$9,897

Other Data
Mortgage loan originations	$334,734	$323,077	$186,559	$1,096,140	$659,441
% of originations that are refinances	57.00%	57.60%	52.20%	54.30%	37.40%
End of period full-time employees	1,044	1,054	1,045	1,044	1,045
Number of full-service branches	90	94	99	90	99
Number of full automatic transaction machines (ATMs)	155	158	165	155	165

Alternative Performance Measures
Cash basis earnings (4)
Net income	$9,442	$9,626	$8,360	$35,411	$30,445
Plus: Core deposit intangible amortization, net of tax	772	788	941	3,208	3,979
Plus: Trademark intangible amortization, net of tax	65	65	65	260	260

Cash basis operating earnings	$10,279	$10,479	$9,366	$38,879	$34,684

Average assets	$4,058,455	$3,994,831	$3,929,529	$3,975,225	$3,861,628
Less: Average trademark intangible	82	181	482	231	631
Less: Average goodwill	59,400	59,400	59,400	59,400	58,494
Less: Average core deposit intangibles	16,346	17,546	21,408	18,159	23,654

Average tangible assets	$3,982,627	$3,917,704	$3,848,239	$3,897,435	$3,778,849

Average equity	$446,604	$440,122	$442,580	$435,774	$441,040
Less: Average trademark intangible	82	181	482	231	631
Less: Average goodwill	59,400	59,400	59,400	59,400	58,494
Less: Average core deposit intangibles	16,346	17,546	21,408	18,159	23,654
Less: Average preferred equity	—	—	25,215	—	32,171

Average tangible common equity	$370,776	$362,995	$336,075	$357,984	$326,090

Cash basis operating earnings per share, diluted	$0.40	$0.40	$0.36	$1.50	$1.33
Cash basis operating return on average tangible assets	1.03%	1.06%	0.97%	1.00%	0.92%
Cash basis operating return on average tangible common equity	11.03%	11.48%	11.06%	10.86%	10.64%

(1)

Certain amounts in the 2012 and 2011 consolidated financial statements have been reclassified to conform to the presentation adopted in the fourth quarter of 2012. Commissions paid on the origination of mortgages held for sale have been netted against the related gains on sales of mortgage loans revenue amounts for both 2012 and 2011. In addition, debit and credit card interchange costs incurred have been netted against the related debit and credit card interchange income. Management considers the net presentation to more accurately reflect the net contribution to the consolidated financial results for the mortgage segment and the debit and credit card products. These changes had no impact on previously reported earnings and the following shows the impact on the Company’s efficiency ratio:

Efficiency Ratio (FTE) - prior to reclassification	69.01%	69.21%	71.30%	69.59%	69.43%
Impact of Reclassification	–3.09%	–3.09%	–1.89%	–2.73%	–1.88%

Efficiency Ratio (FTE) - as reported	65.92%	66.12%	69.41%	66.86%	67.55%

(2)	The core net interest margin, fully taxable equivalent (“FTE”) excludes the impact of acquisition accounting accretion and amortization adjustments in net interest income.
(3)	The allowance for loan losses, adjusted for acquired loans (non-GAAP) ratio includes the allowance for loan losses to the total loan portfolio less acquired loans without additional credit deterioration above the original credit mark. Loans with credit deterioration subsequent to being acquired have been provided for in accordance with the Company’s ALLL methodology. GAAP requires the acquired allowance for loan losses not be carried over in an acquisition or merger. The Company believes the presentation of the allowance for loan losses, adjusted for acquired loans ratio is useful to investors because the acquired loans were purchased at a market discount with no allowance for loan losses carried over to the Company. Therefore, acquired loans without additional credit deterioration above the original credit mark are adjusted out of the loan balance denominator.

Gross Loans	$2,966,847	$2,908,510	$2,818,583	$2,966,847	$2,818,583
less acquired loans without additional credit deterioration	(474,252)	(505,362)	(661,531)	(474,252)	(661,531)

Gross Loans, adjusted for acquired	2,492,595	2,403,148	2,157,052	2,492,595	2,157,052
Allowance for loan losses	34,916	39,894	39,470	34,916	39,470
ALLL / gross loans, adjusted for acquired	1.40%	1.66%	1.83%	1.40%	1.83%

(4)	As a supplement to GAAP, management also reviews operating performance based on its “cash basis earnings” to fully analyze its core business. Cash basis earnings exclude amortization expense attributable to intangibles (goodwill and core deposit intangibles) that do not qualify as regulatory capital. Financial ratios based on cash basis earnings exclude the amortization of nonqualifying intangible assets from earnings and the unamortized balance of nonqualifying intangibles from assets and equity.

In management’s opinion, cash basis earnings are useful to investors because by excluding non-operating adjustments they allow investors to see clearly the economic impact on the results of Company. These non-GAAP disclosures should not, however, be viewed in direct comparison with non-GAAP measures of other companies.

UNION FIRST MARKET BANKSHARES CORPORATION AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

AS OF DECEMBER 31, 2012 AND 2011

(Dollars in thousands, except share amounts)

	2012	2011
	(Unaudited)	(Audited)
ASSETS
Cash and cash equivalents:
Cash and due from banks	$71,426	$64,412
Interest-bearing deposits in other banks	11,320	31,930
Money market investments	1	155
Federal funds sold	155	162

Total cash and cash equivalents	82,902	96,659

Securities available for sale, at fair value	585,382	620,166
Restricted stock, at cost	20,687	20,661

Loans held for sale	167,698	74,823

Loans, net of unearned income	2,966,847	2,818,583
Less allowance for loan losses	34,916	39,470

Net loans	2,931,931	2,779,113

Bank premises and equipment, net	85,409	90,589
Other real estate owned, net of valuation allowance	32,834	32,263
Core deposit intangibles, net	15,778	20,714
Goodwill	59,400	59,400
Other assets	113,844	112,699

Total assets	$4,095,865	$3,907,087

LIABILITIES
Noninterest-bearing demand deposits	645,901	534,535
Interest-bearing deposits:
NOW accounts	454,150	412,605
Money market accounts	957,130	904,893
Savings accounts	207,846	179,157
Time deposits of $100,000 and over	508,630	551,555
Other time deposits	524,110	592,360

Total interest-bearing deposits	2,651,866	2,640,570

Total deposits	3,297,767	3,175,105

Securities sold under agreements to repurchase	54,270	62,995
Other short-term borrowings	78,000	—
Long-term borrowings	136,815	155,381
Trust preferred capital notes	60,310	60,310
Other liabilities	32,840	31,657

Total liabilities	3,660,002	3,485,448

Commitments and contingencies

STOCKHOLDERS’ EQUITY
Common stock, $1.33 par value, shares authorized 36,000,000; issued and outstanding, 25,270,970 shares at December 31, 2012 and 26,134,830 shares at December 31, 2011	33,510	34,672
Surplus	176,635	187,493
Retained earnings	215,634	189,824
Accumulated other comprehensive income	10,084	9,650

Total stockholders’ equity	435,863	421,639

Total liabilities and stockholders’ equity	$4,095,865	$3,907,087

UNION FIRST MARKET BANKSHARES CORPORATION AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF INCOME

(Dollars in thousands, except per share amounts)

	Three Months Ended December 31		Twelve Months Ended December 31
	2012	2011	2012	2011
	(Unaudited)	(Unaudited)	(Unaudited)	(Audited)
Interest and dividend income:
Interest and fees on loans	$40,894	$41,480	$162,637	$168,479
Interest on Federal funds sold	—	—	1	1
Interest on deposits in other banks	7	70	70	130
Interest and dividends on securities:
Taxable	2,422	2,980	11,904	13,380
Nontaxable	1,860	1,789	7,251	7,083

Total interest and dividend income	45,183	46,319	181,863	189,073

Interest expense:
Interest on deposits	4,362	5,572	19,446	24,346
Interest on Federal funds purchased	21	—	50	7
Interest on short-term borrowings	74	99	234	352
Interest on long-term borrowings	1,566	2,157	7,778	8,008

Total interest expense	6,023	7,828	27,508	32,713

Net interest income	39,160	38,491	154,355	156,360
Provision for loan losses	3,300	2,400	12,200	16,800

Net interest income after provision for loan losses	35,860	36,091	142,155	139,560

Noninterest income:
Service charges on deposit accounts	2,390	2,258	9,033	8,826
Other service charges, commissions and fees	2,784	2,521	10,898	9,736
Gains (losses) on securities transactions, net	185	430	190	913
Other-than-temporary impairment losses	—	—	—	(400)
Gains on sales of mortgage loans	5,299	3,270	16,651	11,052
Losses (gains) on sales of bank premises	(32)	(351)	2	(996)
Other operating income	1,209	1,119	4,294	3,833

Total noninterest income	11,835	9,247	41,068	32,964

Noninterest expenses:
Salaries and benefits	17,620	15,904	68,648	62,865
Occupancy expenses	3,149	2,797	12,150	11,104
Furniture and equipment expenses	1,811	1,823	7,251	6,920
Other operating expenses	11,756	13,352	45,430	49,926

Total noninterest expenses	34,336	33,876	133,479	130,815

Income before income taxes	13,359	11,462	49,744	41,709
Income tax expense	3,917	3,102	14,333	11,264

Net income	$9,442	$8,360	$35,411	$30,445
Dividends paid and accumulated on preferred stock	—	113	—	1,499
Accretion of discount on preferred stock	—	983	—	1,177

Net income available to common shareholders	$9,442	$7,264	$35,411	$27,769

Earnings per common share, basic	$0.37	$0.28	$1.37	$1.07

Earnings per common share, diluted	$0.37	$0.28	$1.37	$1.07

UNION FIRST MARKET BANKSHARES CORPORATION AND SUBSIDIARIES

SEGMENT FINANCIAL INFORMATION

(Dollars in thousands)

	Community Bank	Mortgage	Eliminations	Consolidated
Three Months Ended December 31, 2012
Net interest income	$38,767	$393	$—	$39,160
Provision for loan losses	3,300	—	—	3,300

Net interest income after provision for loan losses	35,467	393	—	35,860
Noninterest income	6,649	5,303	(117)	11,835
Noninterest expenses	30,197	4,256	(117)	34,336

Income before income taxes	11,919	1,440	—	13,359
Income tax expense	3,458	459	—	3,917

Net income	$8,461	$981	$—	$9,442

Total assets	$4,081,544	$187,836	$(173,515)	$4,095,865

Three Months Ended September 30, 2012
Net interest income	$38,428	$334	$—	$38,762
Provision for loan losses	2,400	—	—	2,400

Net interest income after provision for loan losses	36,028	334	—	36,362
Noninterest income	5,865	4,756	(117)	10,504
Noninterest expenses	29,709	3,678	(117)	33,270

Income before income taxes	12,184	1,412	—	13,596
Income tax expense	3,415	555	—	3,970

Net income	$8,769	$857	$—	$9,626

Total assets	$4,020,661	$154,181	$(146,649)	$4,028,193

Three Months Ended December 31, 2011
Net interest income	$38,181	$310	$—	$38,491
Provision for loan losses	2,400	—	—	2,400

Net interest income after provision for loan losses	35,781	310	—	36,091
Noninterest income	6,098	3,266	(117)	9,247
Noninterest expenses	31,462	2,531	(117)	33,876

Income before income taxes	10,417	1,045	—	11,462
Income tax expense	2,710	392	—	3,102

Net income	$7,707	$653	$—	$8,360

Total assets	$3,904,013	$84,445	$(81,371)	$3,907,087

Twelve Months Ended December 31, 2012
Net interest income	$153,024	$1,331	$—	$154,355
Provision for loan losses	12,200	—	—	12,200

Net interest income after provision for loan losses	140,824	1,331	—	142,155
Noninterest income	24,876	16,660	(468)	41,068
Noninterest expenses	119,976	13,971	(468)	133,479

Income before income taxes	45,724	4,020	—	49,744
Income tax expense	12,858	1,475	—	14,333

Net income	$32,866	$2,545	$—	$35,411

Total assets	$4,081,544	$187,836	$(173,515)	$4,095,865

Twelve Months Ended December 31, 2011
Net interest income	$155,045	$1,315	$—	$156,360
Provision for loan losses	16,800	—	—	16,800

Net interest income after provision for loan losses	138,245	1,315	—	139,560
Noninterest income	22,382	11,050	(468)	32,964
Noninterest expenses	121,490	9,793	(468)	130,815

Income before income taxes	39,137	2,572	—	41,709
Income tax (benefit) expense	10,304	960	—	11,264

Net income	$28,833	$1,612	$—	$30,445

Total assets	$3,904,013	$84,445	$(81,371)	$3,907,087

AVERAGE BALANCES, INCOME AND EXPENSES, YIELDS AND RATES (TAXABLE EQUIVALENT BASIS)

	For the Three Months Ended December 31,
	2012			2011			2010
	Average Balance	Interest Income / Expense	Yield / Rate (1)	Average Balance	Interest Income / Expense	Yield / Rate (1)	Average Balance	Interest Income / Expense	Yield / Rate (1)
Assets:
Securities:
Taxable	$438,399	$2,424	2.20%	$447,327	$2,982	2.64%	$423,417	$3,740	3.50%
Tax-exempt	190,227	2,862	5.98%	171,901	2,752	6.35%	157,173	2,585	6.53%

Total securities (2)	628,626	5,286	3.35%	619,228	5,734	3.67%	580,590	6,325	4.32%
Loans, net (3) (4)	2,935,214	39,831	5.40%	2,804,500	40,949	5.79%	2,830,435	42,673	5.98%
Loans held for sale	157,177	1,150	2.91%	68,587	635	3.67%	93,325	832	3.54%
Federal funds sold	352	0	0.24%	451	—	0.24%	3,240	1	0.03%
Money market investments	(25)	—	0.00%	26	—	0.00%	202	—	0.00%
Interest-bearing deposits in other banks	11,341	5	0.16%	98,947	68	0.27%	6,575	3	0.19%
Other interest-bearing deposits	—	—	0.00%	—	—	0.00%	—	—	0.00%

Total earning assets	3,732,684	46,272	4.93%	3,591,739	47,386	5.23%	3,514,367	49,834	5.63%

Allowance for loan losses	(40,058)			(41,304)			(37,865)
Total non-earning assets	365,828			379,094			378,216

Total assets	$4,058,455			$3,929,529			$3,854,718

Liabilities and Stockholders’ Equity:

Interest-bearing deposits:
Checking	$431,267	98	0.09%	$398,313	132	0.13%	$363,779	186	0.20%
Money market savings	925,309	690	0.30%	883,467	1,086	0.49%	776,638	1,569	0.80%
Regular savings	204,673	150	0.29%	177,118	171	0.38%	153,669	120	0.31%
Certificates of deposit: (5)
$100,000 and over	535,519	1,814	1.35%	561,392	2,177	1.54%	642,838	3,003	1.85%
Under $100,000	530,971	1,611	1.21%	597,169	2,006	1.33%	652,389	2,807	1.71%

Total interest-bearing deposits	2,627,741	4,361	0.66%	2,617,459	5,572	0.84%	2,589,313	7,685	1.18%
Other borrowings (6)	316,345	1,661	2.09%	289,299	2,256	3.09%	305,900	1,855	2.41%

Total interest-bearing liabilities	2,944,086	6,022	0.81%	2,906,758	7,828	1.07%	2,895,213	9,540	1.31%

Noninterest-bearing liabilities:
Demand deposits	624,639			539,137			497,165
Other liabilities	43,127			41,054			31,592

Total liabilities	3,611,852			3,486,949			3,423,970
Stockholders’ equity	446,604			442,580			430,748

Total liabilities and stockholders’ equity	$4,058,455			$3,929,529			$3,854,718

Net interest income		$40,250			$39,558			$40,294

Interest rate spread (7)			4.12%			4.16%			4.32%
Interest expense as a percent of average earning assets			0.64%			0.86%			1.08%
Net interest margin (8)			4.29%			4.37%			4.55%

(1)	Rates and yields are annualized and calculated from actual, not rounded amounts in thousands, which appear above.
(2)	Interest income on securities includes $46 thousand in accretion of the fair market value adjustments related to the acquisition of FMB.
(3)	Nonaccrual loans are included in average loans outstanding.
(4)	Interest income on loans includes $717 thousand in accretion of the fair market value adjustments related to the acquisitions.
(5)	Interest expense on certificates of deposits includes $2 thousand in accretion of the fair market value adjustments related to the Harrisonburg branch.
(6)	Interest expense on borrowings includes $122 thousand in amortization of the fair market value adjustments related to the acquisition of FMB.
(7)	Income and yields are reported on a taxable equivalent basis using the statutory federal corporate tax rate of 35%.
(8)	Core net interest margin excludes purchase accounting adjustments and was 4.22% for the quarter ended 12/31/12.

AVERAGE BALANCES, INCOME AND EXPENSES, YIELDS AND RATES (TAXABLE EQUIVALENT BASIS)

	For the Year Ended December 31,
	2012			2011			2010
	Average Balance	Interest Income / Expense	Yield / Rate (1)	Average Balance	Interest Income / Expense	Yield / Rate (1)	Average Balance	Interest Income / Expense	Yield / Rate (1)
	(Dollars in thousands)
Assets:
Securities:
Taxable	$462,996	$11,912	2.57%	$427,443	$13,387	3.13%	$407,975	$13,958	3.42%
Tax-exempt	179,977	11,155	6.20%	167,818	10,897	6.49%	142,099	9,569	6.73%

Total securities (2)	642,973	23,067	3.59%	595,261	24,284	4.08%	550,074	23,527	4.28%
Loans, net (3) (4)	2,875,916	159,682	5.55%	2,818,022	166,869	5.92%	2,750,756	167,615	6.09%
Loans held for sale	104,632	3,273	3.13%	53,463	2,122	3.97%	68,414	2,671	3.90%
Federal funds sold	365	1	0.24%	351	1	0.24%	12,910	17	0.13%
Money market investments	(0)	—	0.00%	96	—	0.00%	171	—	0.00%
Interest-bearing deposits in other banks	25,980	63	0.24%	51,450	123	0.24%	29,444	74	0.25%
Other interest-bearing deposits	—	—	0.00%	—	—	0.00%	726	—	0.00%

Total earning assets	3,649,865	186,086	5.10%	3,518,643	193,399	5.50%	3,412,495	193,904	5.68%

Allowance for loan losses	(40,460)			(40,105)			(34,539)
Total non-earning assets	365,820			383,090			374,613

Total assets	$3,975,225			$3,861,628			$3,752,569

Liabilities and Stockholders’ Equity:

Interest-bearing deposits:
Checking	$419,550	445	0.11%	$385,715	621	0.16%	$345,927	765	0.22%
Money market savings	909,408	3,325	0.37%	849,676	5,430	0.64%	724,802	6,422	0.89%
Regular savings	197,228	662	0.34%	172,627	638	0.37%	151,169	560	0.37%
Certificates of deposit: (5)
$100,000 and over	540,501	7,958	1.47%	573,276	9,045	1.58%	639,406	12,000	1.88%
Under $100,000	558,751	7,058	1.26%	604,172	8,613	1.43%	645,110	10,995	1.70%

Total interest-bearing deposits	2,625,437	19,446	0.74%	2,585,466	24,347	0.94%	2,506,414	30,742	1.23%
Other borrowings (6)	296,935	8,062	2.72%	289,776	8,366	2.89%	331,786	7,503	2.26%

Total interest-bearing liabilities	2,922,373	27,508	0.94%	2,875,242	32,713	1.14%	2,838,200	38,245	1.35%

Noninterest-bearing liabilities:
Demand deposits	577,740			513,352			468,631
Other liabilities	39,339			31,994			29,161

Total liabilities	3,539,451			3,420,588			3,335,992
Stockholders’ equity	435,774			441,040			416,577

Total liabilities and stockholders’ equity	$3,975,225			$3,861,628			$3,752,569

Net interest income		$158,577			$160,686			$155,659

Interest rate spread (7)			4.16%			4.36%			4.33%
Interest expense as a percent of average earning assets			0.75%			0.93%			1.12%
Net interest margin (8)			4.34%			4.57%			4.56%

(1)	Rates and yields are annualized and calculated from actual, not rounded amounts in thousands, which appear above.
(2)	Interest income on securities includes $201 thousand in accretion of the fair market value adjustments related to the acquisition of FMB.
(3)	Nonaccrual loans are included in average loans outstanding.
(4)	Interest income on loans includes $3.7 million in accretion of the fair market value adjustments related to the acquisitions.
(5)	Interest expense on certificates of deposits includes $233 thousand in accretion of the fair market value adjustments related to the acquisitions.
(6)	Interest expense on borrowings includes $489 thousand in amortization of the fair market value adjustments related to the acquisition of FMB.
(7)	Income and yields are reported on a taxable equivalent basis using the statutory federal corporate tax rate of 35%.
(8)	Core net interest margin excludes purchase accounting adjustments and was 4.24% for the year ended 12/31/12.